SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                            ________________

                              SCHEDULE TO
          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. _____)

                             SHONEY'S, INC.
                             --------------
                    (Name of Subject Company (Issuer))

                            SHONEY'S, INC.
                            --------------
                    (Name of Filing Person (Issuer))

                  LIQUID YIELD OPTION NOTES DUE 2004
                     (Zero Coupon - Subordinated)
         8-1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002
         ---------------------------------------------------
                    (Title of Classes of Securities)

                              825039 AC 4
                              872623 AA 1
                (CUSIP Number of Classes of Securities)

          V. Michael Payne                       Gary M. Brown
  Senior Vice President and Controller         Yopp & Sweeney, PLC
          SHONEY'S, INC.                      Bank of America Plaza
       1727 Elm Hill Pike                  414 Union Street, Suite 1100
     Nashville, Tennessee 37210             Nashville, Tennessee 37219
         (615) 231-2332                           (615) 313-3325
-----------------------------------------------------------------------
     (Name, Address and Telephone Numbers of Persons Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                          CALCULATION OF FILING FEE
                          -------------------------
      TRANSACTION VALUATION                     AMOUNT OF FILING FEE
           $ 80,000,000                                   *

* Pursuant to General Instruction D to Schedule TO, no filing fee is required.


[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.
              Amount Previously Paid: N/A            Filing Party: N/A
              Form or Registration No.: N/A           Date Filed: N/A
[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
         Check the appropriate boxes below to designate any transactions to which the statement relates:
         [   ]   third-party tender offer subject to Rule 14d-1.
         [ X ]   issuer tender offer subject to Rule 13e-4.
         [ X ]   going-private transaction subject to Rule 13e-3.
         [   ]   amendment to Schedule 13D under Rule 13d-2.
         Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                            INTRODUCTORY STATEMENT


     This Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") is being filed with the Securities and Exchange Commission by Shoney's, Inc., a Tennessee corporation (the "Company"), in connection with tender offers that the Company intends to make for any and all of its Liquid Yield Option Notes Due 2004 (Zero Coupon - Subordinated) (the "LYONs") and any and all of its 8-1/4% Convertible Subordinated Debentures Due 2002 (the "Debentures"). This Schedule TO is intended to satisfy the reporting requirements of Rules 13e-4(c)(1) and 14d-2(b)(2) of the Securities Exchange Act of 1934, as amended.


ITEM 12.  EXHIBIT.

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(a)(5)  Press Release, dated June 28, 2000
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                  SHONEY'S, INC.


                                  By:    *
                                      ----------------------------------

                                  Title:________________________________

                                  Date:  June 28, 2000

* Pursuant to General Instruction D to Schedule TO, no signature is required.


































                                    -3-

                             INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------

(a)(5)   Press Release, dated June 28, 2000.